                                                               Exhibit (a)(1)(D)

                                   [graphic]





     Offer to Purchase for Cash up to 2,000,000 Shares of its Common Stock
              at a Purchase Price Not in Excess of $12.50 Per Share
                         Nor Less than $11.00 Per Share

--------------------------------------------------------------------------------
  THE OFFER, WITHDRAWAL RIGHTS AND PRORATION PERIOD WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON FRIDAY, JANUARY 18, 2002, UNLESS THE OFFER IS EXTENDED
--------------------------------------------------------------------------------

                                                              December 17, 2001

To Brokers, Dealers, Commercial Banks,
 Trust Companies and Other Nominees:

   Maritrans Inc., a Delaware corporation, has appointed us to act as the dealer manager in connection with its offer to purchase for cash up to 2,000,000 shares of its common stock, par value $0.01 per share, at a price not greater than $12.50 nor less than $11.00 per share, net to the seller in cash, without interest, as specified by stockholders tendering their shares.

   Given the prices specified by tendering stockholders and the number of shares properly tendered and not properly withdrawn, Maritrans will select the lowest purchase price between $11.00 and $12.50 net per share in cash, without interest, that will enable it to purchase 2,000,000 shares, or, if a lesser number of shares are properly tendered, all shares that are properly tendered. All shares acquired in the offer will be purchased at the same price.

   Maritrans' offer is being made upon the terms and subject to the conditions set forth in its offer to purchase, dated December 17, 2001, and in the related letter of transmittal which, together with the offer to purchase, as they may be amended and supplemented from time to time, constitute the offer.

   Only shares properly tendered at prices equal to or below the purchase price and not properly withdrawn will be purchased. However, because of the proration provisions described in the offer to purchase, all of the shares tendered at or below the purchase price may not be purchased if more than 2,000,000 shares are properly tendered. All shares tendered and not purchased, including shares tendered at prices above the purchase price and shares not purchased because of proration or the conditional tender procedures, will be returned at Maritrans' expense promptly following the expiration date.

   Maritrans reserves the right, in its sole discretion, to purchase more than 2,000,000 shares pursuant to the offer, subject to applicable law.

   The offer is not conditioned on any minimum number of shares being tendered. The tender offer is, however, subject to other conditions described in the offer to purchase.

   Upon the terms and subject to the conditions of the offer, if more than 2,000,000 shares are properly tendered at prices equal to or below the purchase price and not properly withdrawn, Maritrans will purchase all shares properly tendered at prices equal to or below the purchase price, on a pro rata basis with appropriate adjustments to avoid purchases of fractional shares subject to our right to first purchase shares from "odd lot" holders.

   For your information and for forwarding to your clients for whom you hold shares registered in your name or in the name of your nominee, we are enclosing the following documents:

   o offer to purchase, dated December 17, 2001;

   o letter to clients that you may send to your clients for whose accounts you hold shares registered in your name or in the name of your nominee, with space provided for obtaining those clients' instructions with regard to the tender offer;

   o letter of transmittal for your use and for the information of your clients (including the Substitute Form
     W-9 and accompanying instructions);

   o notice of guaranteed delivery to be used to accept the offer if the share certificates and all other required documents cannot be delivered to the depositary before the expiration date or if the procedure for book-entry transfer cannot be completed before the expiration date; and

   o guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9.

   o cover letter from Maritrans.

   Your prompt action is requested. We urge you to contact your clients as promptly as possible. The tender offer, withdrawal rights and proration period will expire at 5:00 p.m., New York City time, on Friday, January 18, 2002, unless the offer is extended.

   No fees or commissions will be payable to brokers, dealers, commercial banks, trust companies or any person for soliciting tenders of shares under the tender offer (other than fees paid to the dealer manager and the information agent as described in the offer to purchase). Maritrans will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to the beneficial owners of shares held by you as a nominee or in a fiduciary capacity. Maritrans will pay or cause to be paid any stock transfer taxes applicable to its purchase of shares, except as otherwise provided in the offer to purchase and letter of transmittal.

   In order to properly tender shares under the tender offer, a stockholder must do either (1) or (2) below before the offer expires:

   (1) Provide that the depositary receives the following:

      o one of (a) certificates for the shares or (b) a confirmation of receipt for the shares into the depositary's account at the book-entry transfer facility as described in Section 3 of the offer to purchase; and

      o one of (a) a properly completed and executed letter of transmittal or a manually executed facsimile of it, including any required signature guarantees or (b) an "agent's message" as described in Section 3 of the offer to purchase in the case of a book-entry transfer; and

      o any other documents required by the letter of transmittal.

   (2) Comply with the guaranteed delivery procedure set forth in Section 3 of the offer to purchase.

   Any questions or requests for assistance may be directed to the information agent or the dealer manager at their telephone numbers or addresses set forth on the back cover of the offer to purchase. Requests for additional copies of this document, the letter of transmittal or the notice of guaranteed delivery may be directed to the information agent at the telephone number or address set forth on the back cover of the offer to purchase. You may also contact your broker, dealer, commercial bank, trust company or nominee for assistance concerning our offer. To confirm delivery of shares, stockholders are directed to contact the depositary.

                                     Very truly yours,

                                     Merrill Lynch & Co.

Enclosures

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF MARITRANS, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY OR ANY AFFILIATE OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE TENDER OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.